Non Judicial

Indian-Non Judicial Stamp
Haryana Government

Date : 16/06/2022

Certificate No. G0P2022F1341

GRN No. 91450642

Stamp Duty Paid : ₹ 1300
(Rs. Only)

Penalty : ₹ 0
(Rs. Zero Only)

Seller / First Party Detail

Name: Yatra online Limited

H.No/Floor : Na | Sector/Ward : Na | LandMark : Na

City/Village : Gurugram | District : Gurugram | State : Haryana

Phone: 93******66

Buyer / Second Party Detail

Name : Axis bank ltd

H.No/Floor : Na | Sector/Ward : Na | LandMark : Na

City/Village: Gurugram | District : Gurugram | State : Haryana

Phone : 93******66

Purpose : WORKING CAPITAL LOAN

The authenticity of this document can be verified by scanning this QrCode Through smart phone or on the website https://egrashry.nic.in

This non Judicial Stamp Paper is a Part and Parcel of Working Capital Loan Agreement

For YATRA ONLINE LIMITED

Authorised Signatory

For YATRA ONLINE LIMITED

Authorised Signatory

WORKING CAPITAL LOAN AGREEMENT

This agreement is made at the place and date as specified in Sr. No. 1 and Sr. No. 2 of the Schedule I respectively between such persons, whose name(s) and address(es) are as specified in Sr. No. 3 of the Schedule I (hereinafter referred to as the "**Borrower**" which expression shall unless repugnant to the context or meaning thereof shall include its successors and permitted assigns); **AND**

AXIS BANK LIMITED, a company, incorporated under the Companies Act, 1956 and a banking company within the meaning of the Banking Regulation Act, 1949 and having its registered office at 'Trishul', 3rd Floor, Opposite Samartheshwar Temple, Law Garden, Ellis Bridge, Ahmedabad 380 006, Gujarat and one of the branch offices at the place as specified in Sr. No. 4 of the Schedule I (hereinafter referred to as the "**Bank**" which expression shall unless repugnant to the context or meaning thereof shall include its successors and assigns).

(The Borrower and the Bank, wherever the context so admits, are hereinafter individually referred to as "**Party**" and collectively as "**Parties**")

WHEREAS the Borrower has requested the Bank and the Bank has agreed to provide Facility Products up to the limit(s) as specified in Sr. No. 5 of the Schedule I, with full power to the Bank from time to time to renew or reduce or enhance or rollover the limit or altogether withdraw the Facilities at its sole discretion, on the terms and conditions appearing herein and the Sanction Letter details of which are specified in Sr. No. 6 of the Schedule I.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto hereby agree as follows:

1. DEFINITIONS AND INTERPRETATION

1.1 In this Agreement, the capitalised terms shall have the following meanings:

"**Affiliate**" of any specified person shall mean any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person and, in relation to a natural person, includes any "Relative" (as such expression is defined in the Companies Act, 2013) of such natural person.

"**Agreement**" means this loan agreement for grant of the Facilities executed at the place and date as specified in Sr. No. 1 and Sr. No. 2 of the Schedule I respectively between the Borrower and the Bank, as amended, amended and restated, modified or supplemented from time to time and shall include the sanction letters subsequently issued for various Facility Products to be granted by the Bank, within the Overall Limit and duly acknowledged by the Borrower.

"**Applicable Law**" shall include any statute, law, regulation, ordinance, rule, judgment, rule of law, order, decree, clearance, authorization, approval, directive, guideline, policy, requirement, governmental restriction or any similar form of decision, or determination by, or any interpretation or administration of any of the foregoing by, any statutory or judicial or regulatory authority, whether in effect as of the date of this Agreement or thereafter and in each case as amended, modified or substituted from time to time.

"**Availability Period**" shall have the meaning ascribed to the term in Sr. No. 23 of the Schedule I.

"**Business Day**" means a day on which the Lending Office in respect of the Facilities or through which the Borrower has to make payment or repayment in respect of the Facilities, is open for normal business transactions.

"**CIC**" shall mean and refer to Credit Information Companies as defined under the Credit Information Companies (Regulation) Act, 2005, as amended from time to time.

"**Credit Rating Agency**" shall mean and refer to the domestic credit rating agencies such as Credit Analysis and Research Limited [CARE], CRISIL Limited, FITCH India and ICRA Limited and international credit rating agencies such as Fitch, Moodys and Standard & Poor's and such other credit rating agencies identified and/or recognized by the Reserve Bank of India from time to time.

"**Default Rate**" shall have the meaning ascribed to the term in Clause 5.3(a).

"**Drawdown Schedule**" shall have the meaning ascribed to the term in Sr. No. 22 of the Schedule I.

"**Drawing Power**" in connection with the Facilities, means the drawing power of the Borrower to make drawals from time to time under each Facility up to the amount of the respective Limits but not exceeding the value of the current assets, if any, provided as security to the Bank for such of the Facilities as drawn by the Borrower, less the corresponding Margin.

"**Event(s) of Default**" means any of the events or circumstances as specified in Clause 10.1.

"**Facilities**" means the Facility Products, up to the limit(s) specified in Sr. No. 5 of the Schedule I, granted by the Bank to the Borrower in accordance with the terms of this Agreement and shall include any amount converted into another currency and/or reconverted into Indian rupees in accordance with Clause 4 of this Agreement.

"**Facility Product**" or "**FC Products**" means the facility under this Agreement and the diverse products detailed as per Schedule II of this Agreement.

"**Financing Documents**" means this Agreement, the Sanction Letter, the Security Documents and such other documents as may be executed in connection with the Facilities and shall include any other document designated as such by the Bank.

"**Guarantor(s)**" shall mean all persons who have provided/shall provide a guarantee in favour of the Bank in connection with the Facilities in terms of the Financing Documents.

"**Governmental Authority**" shall mean the Government of India, the government of any state of India or any ministry, department, board, authority, instrumentality, agency, corporation (to the extent acting in a legislative, judicial or administrative capacity and not as a contracting party with the Borrower) or regulatory body exercising statutory powers under any Applicable Law under the direct or indirect control of the Government of India or any the state government or any subdivision of any of them or owned or controlled by the Government of India, the state governments or any of their subdivisions, of any court, tribunal or judicial body within India.

For YATRA ONLINE LIMITED For YATRA ONLINE LIMITED

Authorised Signatory Authorised Signatory

STA3-201901

or any the state government or any subdivision of any of them or owned or controlled by the Government of India, the state governments or any of their subdivisions, or any court, tribunal or judicial body within India.

"**Interest Rate**", shall mean the rate of interest as set out in Sr. No. 11 of the Schedule I and as may be reset from time to time in accordance with this Agreement on every Interest Reset Date and shall include the interest rate stipulated in the sanction letters subsequently issued for various Facility Products to be granted within the Overall Limit whether in one single account or multiple accounts

"**Interest Reset Date**" shall mean:-

(a) in case of reset on a monthly basis, the first day falling after one month from the date of the relevant drawdown and every 1 month thereafter;
(b) in case of reset on a quarterly basis, the first day falling after three months from the date of the relevant drawdown and every 3 months thereafter;
(c) in case of reset on a half yearly basis, the first day of the month falling after six months from the date of relevant drawdown and every 6 months thereafter; and
(d) in case of reset on a yearly basis, the first day of the month falling after twelve months from the date of relevant drawdown and every 12 months thereafter.

"**Lending Office**" shall mean the branch of the Bank as specified in Sr. No. 4 of the Schedule I and shall include any other office or branch of the Bank through which the Facilities is provided by the Bank and such other office or branch as the Bank may nominate.

"**Limits**" shall have the meaning ascribed to it in Sr. No. 5 of Schedule I.

"**Loan**" means the principal amount outstanding for the time being under the Facilities.

"**Loan Obligations**" shall mean all amounts owing, due or payable to the Bank pursuant to the terms of the Financing Documents, including without limitation:

(a) the Loan and all interest on the Loan, the Default Interest, premia on prepayment, all fees, commissions, charges and all other obligations and liabilities of the Borrower, including indemnities, expenses, loan processing, commitment and any other fees incurred under, arising out of or in connection with any Financing Document;
(b) any and all sums advanced by the Bank in order to preserve the Security or preserve any of the assets forming part of the Security including but not limited payment of stamp duty, insurance premium, statutory levies; and
(c) in the event of any proceeding for the collection or enforcement of the Loan Obligations, the expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realising the Security, all costs and charges incurred by the Bank in case of any proceedings initiated under the Insolvency and Bankruptcy Code 2016, or of any exercise by the Bank of the rights under the Security Documents and/or the other Financing Documents, together with legal fees and court costs.

"**Margin**" shall have the meaning ascribed to it in Clause 4.6 (e) hereof.

"**Material Adverse Effect**" shall mean the effect or consequence of an event or circumstance which in the opinion of the Bank is or likely to have a material and adverse effect on:

(a) the financial condition, business or operation of the Borrower or any other Obligor;
(b) the ability of the Borrower or any other Obligor to perform its obligations or exercise its rights under the Financing Documents; or
(c) the validity or enforceability of any of the Financing Documents (including the ability of the Bank to enforce any of its remedies under any of them).

"**Obligors**" shall mean collectively the Borrower, the Guarantor(s) and the Security Providers.

"**Overall Limits**" shall have the meaning ascribed to it in Sr. No 5 of Schedule I.

"**RBI**" means Reserve Bank of India.

"**Restricted Payments**" shall mean any of the payment(s) as listed in Sr. No. 24 of the Schedule I

"**Sanction Letter**" shall have the meaning ascribed to the term in Sr. No. 6 of the Schedule I, which expression shall include any amendments or modifications made from to time and shall include the sanction letters or any other communication by physical or electronic means subsequently issued for various Facility Products to be granted by the Bank, within the Overall Limits which has the effect of amending or modifying the terms.

"**Security**" shall have the meaning ascribed to the term in Clause 7 hereof.

"**Security Documents**" shall mean each of the documents and agreements entered into/ to be entered into by the Security Providers for creating, maintaining and perfecting the Security Interest as contemplated under this Agreement and includes any other instrument, document or deed executed and/or to be executed in connection with or pursuant to any of the foregoing and any other document designated as such by the Bank.

"**Security Interest**" means a mortgage, charge, hypothecation, assignment, pledge, guarantee, , Security Interest, encumbrance, of any kind or nature whatsoever or other security interest or any other security agreement or any other form of security of any kind or nature or any other similar arrangement whatsoever securing any obligation of any person or any other agreement or arrangement having a similar effect including, without limitation any designation of loss payees or beneficiaries or any similar arrangement under any insurance contract.

"**Security Providers**" means all persons who have created/shall create any Security Interest in favour of the Bank in connection with the Facilities in terms of this Agreement or the Security Documents.

"**Security Undertakings**" means lien (including any statutory or negative lien) deposit arrangement, letter of comfort, preference, priority of any kind or nature whatsoever or other undertakings of any kind or nature or any other similar arrangement whatsoever securing any obligation of any person or any other agreement or arrangement having a similar effect including, without limitation any conditional sale or other title retention agreement

"**Related Party**" shall have the meaning ascribed to it under the Insolvency and Bankruptcy Code, 2016, as amended from time to time.

"**Tax**" shall mean any tax, levy, impost, duty or other charge or withholding of a similar nature (including any interest payable in connection with any failure to pay or any delay in paying any of the same) including without limitation, any stamp duty, registration charges or similar costs.

For YATRA ONLINE LIMITED

Authorised Signatory

For YATRA ONLINE LIMITED

Authorised Signatory

1.2 In this Agreement, unless the context otherwise requires:

(a) singular shall include plural and the masculine gender shall include the feminine and neutral gender;
(b) a "**Financing Document**" or any other agreement or instrument is a reference to that Financing Document or other agreement or instrument as amended, supplemented, extended or restated;
(c) a "**person**" includes any individual, firm, company, corporation, governmental authority or political subdivision thereof, international organisation, agency or authority (in each case, whether or not having separate legal personality), any association, trust, joint venture, consortium, partnership (whether or not having separate legal personality), joint stock company, trust or unincorporated organisation and shall include their respective successors and assigns and in case of an individual shall include his legal representatives, administrators, executors and heirs and in case of a trust shall include the trustee or the trustees for the time being;
(d) a "**regulation**" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;
(e) a "**Clause**" or "**Schedule**", is a reference to a clause in, or Schedule to, this Agreement;
(f) a "**party**" to this Agreement or a "**person**" shall include their respective successors, assignees, novatees or transferees (to the extent assignment, novation or transfer is permitted under the Financing Documents);
(g) an "**amendment**" includes a supplement, modification, novation, replacement or re-enactment and "**amended**" is to be construed accordingly;
(h) an "**authorised signatory**" means a person that has been duly authorised by another person (the "**other person**") to execute or sign any Financing Document (or other document or notice to be executed or signed by the other person under or in connection with any Financing Document) on behalf of that other person;
(i) "**control**" includes the power to direct the management and policies of an entity, whether through the ownership of voting capital, by contract or otherwise;
(j) a provision of law is a reference to that provision as amended or re-enacted;
(k) words and abbreviations, which have well known technical or trade or commercial meanings are used in the Agreement in accordance with such meanings;
(l) a reference to a "month" is a reference to a period starting on one day in a calendar month and ending on the date immediately before the numerically corresponding day in the next calendar month, except that if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last day in that calendar month; and
(m) in the event of any disagreement or dispute between the Bank and the Borrower regarding the materiality or reasonableness of any matter including of any event, occurrence, circumstance, change, fact, information, document, authorisation, proceeding, act, omission, claims, breach, default or otherwise, the opinion of the Bank, as to the materiality or reasonableness of any of the foregoing, shall be final and binding on the Borrower.

2. BANK'S AGREEMENT TO LEND AND BORROWER'S AGREEMENT TO BORROW

2.1 The Bank agrees, based on the disbursement request, representations, warranties, covenants and undertakings as contained herein and in the application for availing the Facilities and other documents executed or tendered by the Borrower in relation to the Facilities, to lend at its sole discretion, to the Borrower and the Borrower agrees to borrow from the Bank, the Facilities for an aggregate amount not exceeding the Overall Limits specified in Sr. No. 5 of the Schedule I on the terms and conditions as fully contained in this Agreement.

2.2 The Borrower agrees and acknowledges that the Facilities shall be utilised for the purpose specified in Sr. No. 8 of the Schedule I. Under no circumstances shall the Facilities be utilised by the Borrower for, directly or indirectly (a) subscribing to or purchasing any shares/debentures; (b) extending loans to its Affiliates or making any inter-corporate deposits; (c) entering into any speculative transactions or activities; and (d) carrying out any activities not eligible for bank credit as per RBI Guidelines.

2.3 The Bank shall have the right to revise / vary the limits (and any sub-limits thereunder, including interchangeability of the respective sub-limits), Margin, interest rate, concessions etc. from time to time, and upon revision by the Bank of such limits, such revised limits shall be notified by the Bank to the Borrower and the revised limits shall be deemed to be the limits or sub-limits covered under this Agreement. All outstanding amounts of interest, commission, discount, exchange, service charges and other costs, charges and monies in respect of the respective Facilities, whether debited to the cash credit account or not, shall also be included in determining the availability of the Overall Limits.

2.4 In the event any monies are remaining due and payable by the Borrower to the Bank, under the Financing Documents or otherwise, the Bank may, at its sole discretion, reduce the availability of the amounts of the Overall Limits and / or adjust such monies against the respective available Limits and all such adjustments shall be treated as drawals by the Borrower under the Facilities.

2.5 The Borrower shall at all times confine the drawals out of the relevant Facilities within the respective sanctioned Limits / Drawing Power, whichever is less. In case of any excess drawal the Borrower shall regularise the accounts forthwith or within such period as may be stipulated by the Bank in its absolute discretion. Provided, however, the Bank may at the specific request of the Borrower and at its own discretion, allow drawals beyond such Drawing Power (provided the Drawing Power is less than the sanctioned Limits) for such period as may be permitted by the Bank. Provided, further, the grant of such excess drawings to the Borrower can be liable to be suspended / discontinued / revoked at any time by the Bank without any notice to the Borrower. The Borrower shall repay all such excess drawings on demand unless otherwise specified by the Bank. Till repayment of such excess drawings, the excess drawn amounts, or the entire outstanding, shall carry Default Interest at the discretion of the Bank. All the provisions of the Financing Documents and all securities created, if any, pursuant to the Agreement will extend to cover such excess drawings.

2.6 In the event, any of the Facilities are granted on revolving basis then the Borrower shall be entitled, subject to the Availability Period, the available Limits, and that no Event of Default has occurred and is continuing and at the discretion of the Bank, to redraw any amount so repaid.

3. FEES, CHARGES, COMMISSION, COSTS AND CLAIMS

3.1 The Borrower, shall bear all charges/fees, including Tax, if any, as mentioned in Sr. No. 16 A of the Schedule I, which the Borrower agrees to reimburse to the Bank separately within 7 (seven) Business Days of demand by the Bank.

3.2 Without prejudice to the provisions of Clause 3.1 above, the Borrower shall forthwith pay or cause to be paid, all present and future imposts, costs, duties, Taxes, levies, fees insurance premia and other charges and expenses (including any penalty thereon, if applicable), as may be levied or imposed from time to time by any governmental or statutory authorities or payable otherwise, pertaining to or in connection with the Facilities, the Financing Documents. In the event the Borrower fails to pay the monies referred to in this sub-section, the Bank will be at liberty (but shall not be obliged) to pay the same on behalf of the Borrower and the Borrower shall forthwith reimburse the same together with interest at the Default Rate.

3.3 The Bank shall be entitled to debit all amounts due and payable by the Borrower under this Agreement to the Borrower's loan account maintained with the Bank, unless separately reimbursed to the Bank by the Borrower.

For YATRA ONLINE LIMITED

Authorised Signatory

For YATRA ONLINE LIMITED

Authorised Signatory

3.4 All payments by the Borrower under any Transaction Document shall be made free and clear of and without any deduction of Tax or levy, except to the extent that the Borrower is required by Applicable Law.

3.5 The Borrower agrees that in relation to the non fund based Facility Products which are being provided by the Bank to the Borrower under this Agreement, the Borrower shall pay commission for such Facilities, at such time and at such rate as specified in Sr. No. 5 of Schedule I hereof or at such other rate as may be intimated by the Bank in writing from time to time.

3.6 In the event of any drawals by the Borrower exceeding the Drawing Power / Limits without approval of the Bank, the Bank shall also be entitled to charge at its own discretion such enhanced rates of interest on the entire outstanding or on a portion thereof as it may fix.

4. DISBURSEMENT AND SUB-LIMITS

4.1 The Bank shall at its sole discretion disburse the Facilities, in accordance with the terms and conditions of this Agreement, including compliance of the provisions of this Clause 4 to such account as specified in the disbursement request. The Bank at the request of the Borrower make/allow disbursements/drawls under the facilities by issuance of BGs and/or LCs and/or other Facility Products.

4.2 The Facilities (either in full or in parts) may be disbursed by the Bank in such currency as specified in Sr. No. 5 of the Schedule, subject to the norms laid down by Reserve Bank of India (RBI) from time to time and the other terms and condition agreed between the Parties, if any. Further, during the tenure of the Facilities, the Bank may, at the request of the Borrower, but however, at its sole discretion, convert any Facilities, either in full or part into any other currency and/or reconvert it into Indian Rupees on such terms and conditions as are acceptable to the Bank and the Borrower. It is clarified and agreed that such conversion /re-conversion shall be governed by the terms and condition as contained in this Agreement unless otherwise agreed in writing between the Bank and the Borrower. The Borrower shall duly indemnify the Bank for any loss suffered by the Bank on account of fluctuation that may take place in the value of foreign currency in which the Facilities is availed and such loss on account of the fluctuation shall form a part of the Loan Obligations. In the event the Loan is converted into any other currency, the Borrower shall hedge the foreign currency exposure, if any through the Bank.

4.3 In case any Loan or part thereof is disbursed or converted into foreign currency , the Borrower agrees and confirms that, Bank may on request being made by the Borrower, at its sole discretion, roll over the foreign currency loan from time to time on such terms and conditions as it may deem fit and such roll over may be effected by the Bank by way of a letter issued by the Bank, carrying such Terms and conditions and accepted by the Borrower, shall be valid and binding on the Borrower at each renewal and such renewal and roll over will be governed by this Agreement mutatis mutandis, except to the extent as amended and modified by such letter referred to in this clause.

4.4 In the event the Bank is providing any facilities under this Agreement which are in a currency other than Indian Rupees, the same shall be governed by the terms of this Agreement including additional terms and conditions, if any, specified in Schedule II of this Agreement.

4.5 The Bank is entitled to disburse the Facilities granted/to be granted to the Borrower to in a single account or multiple accounts of any Facility Products and this agreement would be valid and binding for all such accounts. It is agreed between the parties that the facilities disbursed in such multiple loan accounts may have a varied rate of interest as may be agreed mutually between the parties at the time of each disbursement and as stipulated in the in the sanction letters subsequently issued for various Facility Products to be granted within the Overall Limits.

4.6 Sub-Limits

(a) The Facility or Facilities constituting sub-Limit within the available Limit of the Facility (hereinafter called the "**Principal Facility**") under the Agreement shall, to the extent of utilisation, be governed by the terms and conditions applicable to corresponding Facility Product(s), as detailed in Schedule II hereof. Provided where the Facility or Facilities constituting sub-Limit does / do not correspond to any of the Facility Product(s) as detailed in Schedule II hereof , then the same shall be governed by such terms and conditions as may be stipulated herein or as may be stipulated by the Bank while sanctioning such sub-Limit or from time to time thereafter.

(b) The Bank may, during the currency of the Agreement, at the request of the Borrower and at its absolute discretion, within the available Limit of the Principal Facility, grant / extend and disburse to the Borrower some other Facility Product(s) of such Limit (hereinafter called "**sub-Limit**"), in part or whole, from any of its Lending Office, on such terms and conditions set out in the Agreement and subject to the Borrower complying with the provisions of the Financing Documents and such further terms and conditions as may be stipulated by the Bank while granting / extending such sub-Limit and from time to time. The Bank shall have the right to revise / vary / rollover the limits (and any sub-limits thereunder, including interchangeability the respective sub-Limits), Margin, interest rate, concessions etc. from time to time, in compliance of the applicable regulatory guidelines and upon revision by the Bank of such limits, such revised limits shall be notified by the Bank to the Borrower and the revised limits shall be deemed to be the limits or sub-limits covered under this Agreement.

(c) The Borrower further undertakes to execute a 'Letter of Acknowledgement of Debt' in favour of the Bank, whenever the Bank may call upon the Borrower to do so, in such manner and form as the Bank may deem fit.

(d) At any time, to the extent of utilisation and outstanding of Facilities or Facilities under respective sub-Limit, the Limit under the Principal Facility shall stand reduced accordingly.

(e) The Borrower shall, if so required by the Bank, maintain such margin(s) (the "Margin") in respect of the Facilities as specified in Sr. No. 12 of Schedule I, during the subsistence of the Facilities. The Bank shall be entitled to, at its sole discretion, vary the Margin and the Borrower shall thereafter be bound to maintain such Margin as varied, notwithstanding any Margin earlier agreed.

(f) The Borrower shall at all times confine the drawals out of the relevant Facilities within the respective sanction limits/Sub-limits.

4.7 Conditions precedent to the initial disbursement under the Facilities

Any disbursement by the Bank under this Agreement shall be at its sole discretion. Without prejudice to the foregoing, the Bank may not, disburse any amount under the Facilities if:

(a) any Event of Default has occurred and is continuing or will result from the proposed disbursement; or

(b) the Borrower has availed facilities from a Related Party and has not submitted an undertaking from the Related Party to the Bank confirming that the financial debt extended by the Related Party to the Borrower shall not be assigned or transferred to any person other than another Related Party or a bank or a financial institution.

4.8 Adjustment of Amounts Payable by Borrower

The Bank may deduct from the sums to be lent to the Borrower any imposts, costs, duties, Taxes, levies, fees, insurance premia and other charges and expenses (including any penalty thereon, if applicable) then remaining due and payable by the Borrower to the Bank pursuant to this Agreement. The Borrower hereby authorises the Bank to deduct such sums from the amount of the Loan to be disbursed and adjust the amounts deducted against the monies then remaining due and payable by the Borrower to the Bank under or pursuant to this Agreement.

For YATRA ONLINE LIMITED

Authorised Signatory

For YATRA ONLINE LIMITED

Authorised Signatory

5. INTEREST & LOAN ACCOUNT

5.1 Interest

(a) The Borrower shall, during the tenor of the Facilities, pay to the Bank, interest on the Facilities, on the dates as specified in Sr. No. 13 of the Schedule I to this Agreement, at such interest rate as more particularly described in Sr. No. 11 of the Schedule I at the prevailing Interest Rate or as may be stipulated in the sanction letters subsequently issued for various Facility Products to be granted within the Overall Limit in multiple accounts. If the Facility(ies) is/are disbursed in multiple tranches in multiple accounts in terms of Clause 4.5 above, the Interest Rate applicable to each of such tranche will be decided at the time of disbursement of such tranche, as may be stipulated in the Sanction Letter.

(b) The Bank shall have the right to alter the Interest rate or the spread in accordance with change in Applicable Law. Without prejudice to the above, the Bank shall also have the right to alter the Interest rate or the spread or the Interest Reset Date upon occurrence of any of the following:
  (i) RBI revising the standard provisioning requirements for banking assets; or
  (ii) RBI enhancing the risk weightage norms for banking assets; or
  (iii) RBI changing the norms for classification of banking assets; or
  (iv) downward revision in the credit rating of any of the Obligors by a Credit Rating Agency, if applicable and/or internal ratings; or
  (v) occurrence of an Event of Default or potential event of default; or
  (vi) Bank's internal reviews and/or changes in externally prevailing directives of regulatory authorities; or
  (vii) RBI changing the methodology for computation of Interest from time to time; or
  (viii) If determined by the Bank upon annual review of the Borrower

(c) Upon reset of the Interest Rate or the spread in accordance with this Agreement, the Bank shall notify to the Borrower of such reset and the revised Interest Rate and the Borrower shall, from such date, pay to the Bank interest on the Facilities under the Financing Documents the revised Interest Rate.

(d) If any interest remains unpaid on the due date, then the unpaid interest shall be compounded monthly

(e) The Borrower is aware and confirms that the Bank shall be entitled to review and revise the rate of interest at such intervals and/or upon occurrence of such events as mutually agreed between the Parties, and such revised rate of interest shall always be construed as agreed to be paid by the Borrower and shall form part of the Loan Obligations. The Borrower shall be deemed to have notice of change in the rate of interest whenever the change in the rate of interest is displayed/notified at/by the branch of the Bank as specified in Sr. No. 4 of the Schedule I. The Borrower shall be entitled to repay/prepay all amounts outstanding under the Facilities without any prepayment premium in the event of any such change in the rate of interest is not acceptable to the Borrower.

(f) In case the Loan is disbursed/converted in foreign currency, the Borrower agrees to pay interest on the Loan as mutually agreed between the Parties. The Loan will carry interest linked to LIBOR. The spread over LIBOR shall be decided as per the prevailing market conditions, calculated and payable with monthly rests, or such other rests and rate as may be stipulated by the Bank in its absolute discretion from time to time and advised to the Borrower

(g) The interest shall accrue from day to day and be calculated on the basis of the actual number of days elapsed and a year of 365 (three hundred and sixty five) days irrespective of leap year.

5.2 Upfront Fees and Other Fees

The Borrower shall pay to the Bank an upfront fee and such other fees as set forth in Sr. No. 16 A/ Sr. No. 16 B of the Schedule I on such dates as specified therein.

5.3 Default Interest

(a) Without prejudice to the obligations of the Borrower under this Agreement and the other Financing Documents, the Borrower shall pay default interest at such rate as specified in Sr. No. 14 of the Schedule I or any other rate as may be communicated by the Bank to the Borrower (**"Default Rate"**) over and above the rate of interest as specified in Sr. No. 11 of the Schedule I on all amounts outstanding under the Facilities upon the failure by the Borrower to pay any Loan Obligations or to comply with any terms and conditions specified in this Agreement. Such Default Interest will be computed from the respective due date of payment or from the date of noncompliance of the terms of this Agreement, as the case may be until the date on which the Borrower has repaid /reimbursed such amounts or complied with such terms of this Agreement for which the default had occurred, and shall become payable upon the footing of compound interest with monthly rests as provided in this Agreement and shall be payable by the Borrower immediately on demand by the Bank.

(b) Provided however, such Default Interest under this Agreement shall not prevent the Bank from declaring an Event of Default for delay/default by the Borrower and shall not prejudice the exercise of any rights and remedies available to Bank upon the occurrence of an Event of Default.

5.4 Increased Costs

(a) The Borrower agrees that upon a demand by the Bank, it shall pay, within such time period as may be required by the Bank in this regard, the amount of any Increased Costs incurred by the Bank as a result of:
  (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation;
  (ii) compliance with any law or regulation made before or after the date of this Agreement (including any law or regulation concerning capital adequacy, prudential norms, liquidity, reserve assets or Tax); or
  (iii) in the event of the Bank being called upon to pay any additional amount by the foreign lending agency in terms of their respective financing agreements; or
  (iv) on account of factors beyond the control of the Bank.

(b) The Borrower acknowledges that the Bank shall have the right to demand and recover any costs from the Borrower which may arise pursuant to provisions of Applicable Law (including capital adequacy or prudential norms).

(c) For the purposes of this Clause, **"Increased Costs"** shall mean:
  (i) a reduction in the rate of return for the Facility or on the Bank's overall capital (including as a result of any reduction in the rate of return on capital brought about by more capital being required to be allocated by the Bank);
  (ii) any additional or increased cost including provisioning as may be required under or as may be set out under Applicable Law; or
  (iii) a reduction of any amount due and payable under this Agreement,

which is incurred or suffered by Bank to the extent that it is attributable to the undertaking, funding or performance by the Bank of any of its obligations under this Agreement.

5.5 The Borrower acknowledges that the Facilities provided under this Agreement is for a commercial transaction and waives any defence available under usury or other laws relating to the charging of interest by the Bank.

6. REPAYMENT

For YATRA ONLINE LIMITED
Authorised Signatory

For YATRA ONLINE LIMITED
Authorised Signatory

6.1 The Borrower shall repay the Loan on demand and in accordance with the terms of this Agreement. Credit for all payments by cheque, bank draft, RTGS will be given on realisation of the amount or the relative due date, whichever is later. Any payment which is due to be made on a day that is not a Business Day shall be made on the immediately preceding Business Day.

6.2 The Borrower agrees to accept the statement of account sent by the Bank or by any other authorised representative of the Bank as conclusive proof of the correctness of any sum claimed to be due by the Bank from the Borrower unless any discrepancy is highlighted by the Borrower within 7 Business Days of receipt the statement.

6.3 The Bank may, in its discretion and subject to no Event of Default having occurred and is continuing and at the request of the Borrower, rollover/extend/continue the Facilities or any part thereof for such period and in such event all terms as applicable for such Facilities shall mutatis mutandis apply for the rollover/extended portion of the Facilities.

6.4 The Bank may at any time and from time to time, at its sole discretion, review the Facilities or any part thereof and demand repayment along with all interest due and payable and all liabilities and other obligations of the Borrower thereunder to the Bank including interest, and other charges shall become due and payable by the Borrower immediately to the Bank.

6.5 In case any Loan or part thereof is disbursed or converted into foreign currency, the Borrower shall, as may be required by the Bank, repay the Loan or any part thereof so disbursed or converted, in the same currency in which it has been disbursed/converted, as the case may be, or in the Indian Rupee equivalent of the amount disbursed/converted, as the case may be, under the Loan, as on the date of such repayment.

7. **SECURITY**

7.1 The repayment of the Loan Obligations to the Bank shall be secured in such manner as specified in Sr. No. 18 of the Schedule I.

7.2 The Borrower agrees and undertakes that it shall create and perfect or cause to be created and perfected the security as specified in Sr. No. 18 of the Schedule I and Security Undertakings as specified in Sr. No. 19 of Schedule I (collectively "**Security**"), in such form and manner as may be required by the Bank, having such ranking as specified in Sr. No. 18 of the Schedule I and within such time lines as specified in Sr. No. 18 of the Schedule I.

7.3 The Borrower has good and marketable title to the properties proposed to be secured in favour of the Bank, and comply with all such procedures for creation and perfection of the Security as may be necessary under Applicable law.

7.4 Without prejudice to the rights of the Bank under this Agreement, in the event the Bank is of the view that there is a substantial deterioration in the value of the security which has been provided to the Bank, the Bank may call upon the Borrower to furnish such additional/alternate security as may be required by the Bank and the Borrower agrees and undertakes that it shall create and perfect the security interest over such additional/alternate security, in a form and manner to the satisfaction of the Bank within such time period as may be specified by the Bank in this regard.

7.5 In respect of the non-fund based Facility Products which are granted under this Agreement, the Borrower shall deposit sufficient cash or other security as may be acceptable to the Bank as Margin as stipulated in Sr. No. 12 of Schedule I hereof or as may be stipulated, from time to time, by the Bank.

7.6 The Borrower agrees that the Bank shall have the right to receive and adjust any payment/s that it may receive as an assignee of the insurance in its capacity as "Loss Payee", in relation to the assets of the Borrower, towards the Loan obligations under this agreement.

7.7 Security Unaffected

(a) Security created by the Borrower shall continue to remain unaffected by reason of the Facilities Account being brought to credit or ceasing to be in debit due to set off of amounts standing to the credit of any account(s) of the Borrower at any time or of its being drawn upon to the full extent and afterwards being brought to credit, and shall continue to be in full force and effect until the payment of all monies due under the Facilities and the Facilities are terminated.

(b) This Agreement shall be operative for the balance from time to time due by the Borrower to the Bank in the Facilities Account relating to the relevant Facilities and such Facilities Account shall not be considered as closed by reason of such Facilities Account being brought to credit at any time or from time to time or of its being drawn upon to the full extent and afterwards brought to credit or ceasing to be in debit due to set off of amounts standing to the credit of any account(s) of the Borrower and this Agreement will continue to be operative and unaffected until such relevant Facilities are terminated and all monies in respect thereof are repaid in full to the Bank.

8. **CANCELLATION OF THE FACILITIES**

8.1 Illegality

If after the date of this Agreement, it is or will become unlawful or contrary to any directive of any applicable agency in any applicable jurisdiction for the Bank to perform any of its obligations as contemplated by this Agreement or to fund or maintain any Loan:

(a) the Bank will notify the Borrower upon becoming aware of that event;
(b) upon the Bank notifying the Borrower, the undisbursed part of the Facilities will be immediately cancelled; and
(c) the Borrower shall forthwith repay the Loan Obligations under the Financing Documents.

8.2 Automatic Cancellation

Any part of the Facilities which remains undrawn at the end of the Availability Period shall be automatically and immediately cancelled, unless otherwise agreed by the Bank.

8.3 Unconditional Cancellation

The Bank shall have an unconditional right to cancel the undrawn/unavailed/unused portion of the Facilities at any time during the subsistence of the Facilities, without any prior notice to the Borrower, for any reason whatsoever. In the event of any such cancellation, all the provisions of this Agreement and all other Financing Documents shall continue to be effective and valid and the Borrower shall repay the Loan Obligations in accordance with the terms of this Agreement.

9. **BORROWER'S REPRESENTATIONS, WARRANTIES, COVENANTS AND UNDERTAKINGS:**

For YATRA ONLINE LIMITED
Authorised Signatory

For YATRA ONLINE LIMITED
Authorised Signatory

9.1 The Borrower makes the following representations and warranties as of the date hereof and which representations shall continue to be made and remain true and correct on each day other than those made as of a particular date, which representations and warranties shall survive the execution of this Agreement and the making of the disbursement as provided under this Agreement till all the Loan Obligations have been repaid in full by the Borrower to the satisfaction of the Bank:

(a) It has the power and authority to execute deliver and perform its obligations under the Financing Document.
(b) It is in compliance with all applicable laws and has obtained all clearances and authorisations.
(c) Each of the Financing Document when executed by the Borrower constitutes legal, valid and binding obligations of the Borrower, enforceable in accordance with its terms.
(d) The execution and performance of the financing documents do not conflict any other agreements / applicable laws/ its constitutional documents.
(e) Save as permitted under the Financing Documents, no encumbrance or Security Interest exists or will exist over any of the assets secured/to be secured by the Borrower.
(f) No event of default has occurred or will occur upon execution of / disbursement under the financing documents.
(g) All information provided to the Bank is true and correct.
(h) Save and except as otherwise provided in the Financing Documents, its Loan Obligations under the Financing Documents rank at least *pari passu* with the claims of all of its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by Applicable Law.
(i) It does not have any right of immunity from legal proceedings or under contract.
(j) No action has been taken (voluntary or involuntary) for its liquidation / insolvency/restructuring, including under the Insolvency and Bankruptcy Code, 2016.
(k) It has obtained and is validly maintaining all insurances and reinsurances in respect of all its assets in accordance with the Applicable Law.
(l) It hereby agrees and undertakes that no such person whose name is appearing in the list of Wilful defaulters by RBI/CIC/ in any caution list. shall be inducted on its board and that in case, such a person is found to be on its Board, it would take expeditious and effective steps for removal of such person from its Board.
(m) No director of the Bank is a director, manager, managing agent, employee or guarantor of the Borrower, or of a subsidiary or holding company or other group companies of the Borrower or holds substantial interest, in the Borrower or a subsidiary or the holding company or any other group company of the Borrower. No directors / relative of any other banks or financial institutions holds substantial interest or is interested as director or as a guarantor of the Borrower.
(n) The Borrower is in compliance with the RBI circular date December 05, 2018 (Guidelines on Loan System for Delivery of Bank Credit) as amended from time to time.

9.2 Financial Covenants

The Borrower undertakes that it shall strictly adhere to such financial covenants as specified in Sr. No. 20 of the Schedule I.

9.3 Information Covenants

(a) The Borrower shall promptly furnish to the Bank copies of all the notices and documents that are required to be given pursuant to this Clause 9.3, as applicable, and in all cases within 2 (two) Business Days after the Borrower obtains knowledge thereof, the Borrower shall provide the information/ notice to the Bank of the following:
   (i) any change in the shareholding of the Borrower or any change in the constitution of the, as the case may be, or any appointment or removal of key managerial personnel of the Borrower;
   (ii) details of any event, of any litigation, arbitration or administrative proceedings which is likely to result in the occurrence of Material Adverse Effect;
   (iii) the details of any notice of any application made in relation to the Borrower under the Insolvency and Bankruptcy Code, 2016 or any notice received for winding up of the Borrower, or for appointment of a receiver in relation to any of assets or business or undertaking of the Borrower;
   (iv) the occurrence of the Event of Default (and the steps, if any, being taken to remedy it);
   (v) in the event the Borrower or any of its partners or directors or trustees, as the case may be, become a specified near relative of a director of a banking company/ financial institution, the Borrower shall, notify the Bank of such an event and provide such other details including details of the relationship of the Borrower or any of its partners or directors or trustees, as the case may be, with the director of the banking company/ financial institution, as may be required by the Bank;
   (vi) any change in the accounting method or policies or any change in its financial year-end from the date it has currently adopted; and
   (vii) the occurrence or likely occurrence of a Material Adverse Effect.

(b) The Borrower shall also submit the following information from time to time in such form and manner as may be required by the Bank:
   (i) its duly audited annual accounts, within 6 months from the close of its accounting year or as soon as the same are available, whichever is earlier, and its unaudited accounts/provisional financial statements within 90 days year end;
   (ii) such information, documents or reports (financial or otherwise) as may be required by the Bank from time to time including any information required by the Bank to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available with Bank;
   (iii) submit the following information as required vide RBI circular No. DBOD.No.BP.BC.94/08.12.001/2008-09 dated December 8, 2008 (as may be amended, modified, supplemented from time to time): (i) under Annexure I of the abovementioned circular; (ii) exchange of information with other lenders as required under Annexure II of the abovementioned circular; and (iii) submit a certificate from a company secretary / chartered accountant, regarding compliance of various statutory prescriptions that are in vogue, as per specimen given in Annexure III of the abovementioned circular;
   (iv) a certificate as evidence that the loans availed / to be availed by the Borrower is in compliance with the RBI circular date December 05, 2018 (Guidelines on Loan System for Delivery of Bank Credit) as amended from time to time as and when required by the Bank; and
   (v) any other information as may be required by the Bank.

9.4 Positive Covenants

The Borrower covenants and agrees that, so long as the Loan Obligations are outstanding, and until the full and final payment of all Loan Obligations to the satisfaction of the Bank, the Borrower shall:

(a) maintain proper books of accounts to accurately reflect its financial condition;
(b) maintain all its property (including its property and assets forming part of the Security) in good working order and habitable condition and adequately insured;
(c) ensure that the name of the Bank is duly endorsed as the "Beneficiary"/"Loss Payee" on such insurance policies and all renewals thereof in relation to the property and assets forming part of the Security;
(d) utilise the Facilities only for the purpose it is sanctioned;
(e) permit the Bank/its employees/consultants to inspect its assets and premises at any time;

For YATRA ONLINE LIMITED

Authorised Signatory

For YATRA ONLINE LIMITED

(f) execute or procure the execution of all such documents as the Bank may reasonably consider necessary for giving full effect to each of the Financing Documents; and
(g) co-operate with such auditors as may be appointed by the Bank with a view to obtain specific certificate regarding utilization/diversion/siphoning of funds, provide the necessary information and/or documents as may be required by such auditors, and bear all the expenditure in respect of obtaining the said certificate and agrees to indemnify and keep the Bank indemnified in this regard.

9.5 Negative Covenants

The Borrower covenants and agrees that, so long as the Loan Obligations are outstanding, and until the full and final payment of all the Loan Obligations to the satisfaction of the Bank, the Borrower shall not, without the prior written consent of the Bank:
(a) enter into any scheme of merger, amalgamation, or do a buyback;
(b) make any Restricted Payments other than permitted under Sr. No. 24 of the Schedule I;
(c) shall not declare or pay any dividend or authorise or make any distribution to its shareholders: (i) unless it has paid all the dues in respect of the Facility up to the date on which the dividend is proposed to be declared or paid, or has made satisfactory provisions therefor, or (ii) if an Event of Default has occurred and is subsisting or would occur as a result of such declaration or payment of dividend or authorisation or making of distribution;
(d) wind up, liquidate or dissolve its affairs or take any steps for its voluntary winding up or liquidation or dissolution;
(e) agree, authorise or otherwise consent to any proposed settlement, of any litigation, arbitration or other dispute which may have a Material Adverse Effect;
(f) permit any change in the general nature of the business of the Borrower;
(g) permit any change in the ownership/control/management (including by pledge of promoter/sponsor shareholding in the Borrower to any third party);
(h) make any amendments in the Borrower's constitutional documents;
(i) avail any further loan or facility from any person and/or stand surety or guarantor for any third party liability or obligation save as permitted under the Sanction Letter;
(j) encumber or create any Security Interest over the assets of the Borrower, save as permitted under the Sanction Letter;
(k) prepay any principal or interest on any loans availed by the Borrower from the shareholders/directors;
(l) enter into any contract or similar arrangement whereby its business or operations are managed or controlled, directly or indirectly, by any other person; and
(m) obtain any facilities from a Related Party unless the Borrower cause such Related Party to submit an undertaking to the Bank confirming that the financial debt extended by the Related Party to the Borrower shall not be assigned or transferred to any person other than another Related Party or a bank or a financial institution.

10. EVENTS OF DEFAULT

10.1 The occurrence or likely occurrence of any of the following events and/or circumstances (in the sole decision of the Bank) shall constitute event(s) of default ("**Event(s) of Default**"): :
(a) the Borrower commits any default in the payment of the Loan Obligations or any amount due or any part thereof;
(b) any Obligor commits any default in the payment of any amount to any person when due or any person demands repayment of the loan or dues of the Obligors ahead of its repayment terms or a moratorium is declared in respect of any indebtedness of the Obligors;
(c) the Borrower and/or any of the other Obligors defaults in performing any of its obligations under this Agreement or any of the Financing Documents or breaches any of the terms or conditions of this Agreement or any other Financing Documents;
(d) the Obligors default in performing any of their respective obligations under any agreement between the Obligors and the Bank (excluding the Financing Documents) or between Obligors and any third party;
(e) any notice / action in relation to actual or threatened liquidation/dissolution/bankruptcy/insolvency/ceasing to carry on business of Borrower / any Obligor (voluntary or involuntary);
(f) if the Borrower and/or any of the other Obligors changes or threatens to change the general nature or scope of the business;
(g) any of the information provided by the Borrower is incorrect or untrue;
(h) failure by the Borrower and/or any of the other Obligors to create and perfect Security as stipulated in the Agreement;
(i) any of the Security Documents fails to create the Security Interest or fails to have the priority as stipulated or ceases to be in full force and effect;
(j) if any circumstance or event occurs which is or is likely to prejudice, impair, imperil, depreciate or jeopardise any security or any part thereof;
(k) the value of the any security depreciates entitling the Bank to call for further security and failure of the Borrower and/or any of Security Providers to provide such additional security;
(l) upon occurrence of any event that has a Material Adverse Effect;
(m) the Borrower and/or any of the Security Provider fails to create the security as provided herein in accordance with the terms of this Agreement;
(n) appointment of Receiver in respect of the property/assets of the Obligors or if any attachment, distress, execution or other process against the any of the Obligors, or any of the Security Interest is enforced or levied upon by any third party (if applicable);
(o) if the Loan or any part thereof is utilised for any purpose other than the purpose for which it is applied by the Borrower and sanctioned by the Bank;
(p) if the Borrower and/or any of the Security Providers, attempts or purports to create any Security Interest (other than as permitted under the Financing Documents) over any of its assets which are charged in favour of the Bank;
(q) there is any change in the control of the Obligors (directly or indirectly) without the prior consent of the Bank;
(r) if the Borrower fails to furnish to the Bank detailed end use statement of the Loan as and when so required by the Bank within the time prescribed by the Bank;
(s) any of the Financing Documents ceases to exist, to be valid, effective, enforceable or is terminated in a manner not in accordance with the terms of that Financing Document;
(t) any action, arbitration, administrative, governmental, regulatory or other investigations, proceedings or litigations are commenced or threatened against the Borrower and/or any of the Security Providers or any of their assets which has or could reasonably be expected to have a Material Adverse Effect; and
(u) any person makes or threatens to make any application under the Insolvency and Bankruptcy Code, 2016 and/or any notice is received in relation to the same.

10.2 Notice on the happening of an Event of Default

If any event of default or any event which, after the notice or lapse of time or both would constitute an event of default shall have happened, the Borrower shall forthwith give the Bank notice thereof in writing specifying such event of default, or such event.

10.3 Consequences of an Event of Default

For YATRA ONLINE LIMITED
Authorised Signatory

For YATRA ONLINE LIMITED
Authorised Signatory

(a) On and at any time after the occurrence of an Event of Default the Bank shall have the right to forthwith:

(i) to declare that all or part of the Loan Obligations be immediately due and payable and to recover such Loan Obligations;

(ii) to cancel the undrawn commitment and suspend withdrawals under the Facilities;

(iii) to enforce the Security;

(iv) to exercise such other rights as may be available to the Bank under the Financing Documents and under Applicable Law;

(v) to review the management structure and board and review the conditions for the appointment or re-appointment of the managing director or any other person holding substantial powers of management, by whatever name called;

(vi) to appoint a nominee and/or observer on the Board as may be required by the Bank;

(vii) to appoint an observer on the Borrower's Board;

(viii) appoint any Person engaged in technical, management or any other consultancy business to inspect and examine the working of the Borrower and/or the assets, including its premises, factories, plants and units, and to report to the Bank;

(ix) appoint any chartered accountants/cost accountants, as auditors, for carrying out any specific assignments or to examine the financial or cost accounting system and procedures adopted by the Borrower for its working or as concurrent or internal auditors, or for conducting a special audit of the Borrower; and

(x) to convert the outstanding loan obligations into equity or other securities. The Borrower shall provide shareholder resolution/ authorization allowing Bank the right to facilitate such conversions.

(b) The Borrower agrees and undertakes not to prevent or obstruct the Bank from taking possession of the assets comprising Security and that the Bank's representatives will be entitled to sell, give on rent, or otherwise deal with the assets comprising Security by public or private auction or private treaty, without being liable for any loss, and to apply the net proceeds thereof as specified in the Financing Documents.

(c) Nothing contained in this clause shall oblige the Bank to sell, hire or deal with any of the assets comprising the Security and or proceed against any of the other Obligors and the Bank shall be entitled to first proceed against the Borrower independent of such other Security or other Obligor. In case of any deficit, the Bank shall be entitled to forthwith recover the deficit amount from the Borrower.

11. APPOINTMENT OF THE BANK AS THE BORROWER'S ATTORNEY

The Borrower hereby appoints the Bank as its true and lawful attorney to do and execute for and in the name and on behalf of the Borrower and where the Borrower is more than one individual, jointly and severally, all or any of the acts, deeds and things, specified herein.

12. ASSIGNMENT AND TRANSFER

12.1 The Bank shall have a right to sell or transfer (by way of assignment, securitisation or otherwise) whole or part of the Loan or any other rights and obligations of the Bank under this Agreement or any other Financing Document to any person/entity (including but not limited to a bank, financial institution, special purpose vehicle or a trust), in a manner or under such terms and conditions as the Bank may decide in its sole discretion without consent of, or prior intimation to, the Borrower.

12.2 The Borrower expressly agrees that in the event of sale or transfer as aforesaid, it shall accept such person to whom the Loan is sold or transferred or assigned as the lender under this Agreement and make the repayment of the Loan to such person as may be directed by the Bank, to the extent of the portion of the Loan which has been sold/transferred/assigned.

12.3 The Borrower shall not be entitled to directly or indirectly assign, transfer or novate its rights or obligations under this Agreement in part or in whole to any person.

13. MISCELLANEOUS

13.1 Notices

(a) *Communications in writing*

Any communication to be made under or in connection with the Financing Documents shall be made in writing and, unless otherwise stated, shall either be delivered personally by hand or sent by courier

(b) *Addresses*

The address (and the department or officer, if any, for whose attention the communication is to be made) of each party for any communication or document to be delivered under this Agreement is:

(i) in case of the Borrower: As detailed in Sr. No. 3 of the Schedule I,

(ii) in case of the Lender: As detailed in Sr. No. 4 of the Schedule I,

or any substitute address or fax number or department or officer as the party may notify to the other party by not less than 5 (five) Business Days' notice.

(c) *Delivery*

All such notices and communications made or delivered by the Bank to the Borrower under or in connection with this Agreement shall be effective (i) if sent by person, when delivered, (ii) if sent by courier, (a) 2 (two) Business Day after deposit with an overnight courier if for inland delivery and (b) 7 (seven) Business Days after deposit with an international courier if for overseas delivery; and (iii) if sent by registered letter when the acknowledgement of delivery is received.

13.2 Set Off

(a) The Borrower agrees and acknowledges that the Bank has an absolute right to settle any indebtedness whatsoever owed by the Borrower to the Bank under this Agreement or under any other document/agreement, by adjusting, setting-off any deposit(s) and/or transferring monies lying to the balance of any account(s) held by the Borrower with the Bank without giving prior notice to the Borrower. However, the Bank will intimate the Borrower of such exercise of rights under this Clause 13.2(a). The Bank's rights hereunder shall not be affected by the Borrower's bankruptcy, death or winding-up.

(b) In addition to Clause 13.2 (a) above, notwithstanding the payment of any of the Loan Obligations under the Facilities, the Borrower hereby expressly gives the Bank the power to appropriate proceeds out of any and all Security Interest created in favour of the Bank under the Security Documents or deposited with it or under its possession or control towards satisfaction of any amounts due to the Bank on account of another agreement or transaction entered into by the Borrower or any of the Affiliates of the Borrower with the Bank.

For YATRA ONLINE LIMITED

Authorised Signatory

For YATRA ONLINE LIMITED

13.3 Severability

If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

13.4 Waiver and Amendments

(a) No failure to exercise, nor any delay in exercising, on the part of the Bank, of any right or remedy under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy of the Bank in respect of any other default. The rights and remedies provided in this Agreement are cumulative and not exclusive of their rights under the general law and may be waived only in writing and specifically and at the Bank's sole discretion.

(b) No waiver of any provision of, or right, remedy or power under, this Agreement shall be effective unless it is in writing signed by the authorised representative of the relevant party.

(c) This Agreement (including the Schedules) may be amended only by mutual written agreement between the Parties.

13.5 Governing Law and Jurisdiction

(a) This Agreement shall be governed by and construed in accordance with Indian law.

(b) The Borrower agrees that the courts as specified in Sr. No. 27 of the Schedule I shall have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and that accordingly any suit, action or proceedings (together referred to as "**Proceedings**") arising out of or in connection with this Agreement may be brought in such courts or the tribunals.

(c) Nothing contained herein shall limit the right of the Bank to initiate any Proceedings in any other court or tribunal of competent jurisdiction, nor shall the taking of Proceedings in one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction whether concurrently or not.

13.6 Indemnity

The Borrower shall indemnify and keep the Bank and each of its officers, directors, employees, representatives, legal counsels and agents indemnified, against all actions, suits, proceedings and all costs, charges, expenses, losses, or damages which may be incurred or suffered by the Bank by reason of any false or misleading information given by the Borrower to the Bank hereunder or any breach/default/contravention/non-observance/non-performance by the Borrower of any terms, conditions, agreements and provisions hereunder or under any of the Financing Documents. The amounts payable by the Borrower under this Clause 13.6 shall form part of the Loan Obligations and shall be secured by the Security provided in favour of the Bank.

13.7 Disclosure

The Borrower also agrees, undertakes and confirms as under:

(a) The Borrower understands that as a precondition relating to the grant of and/or continuing the grant of the Facilities to the Borrower, the Bank requires the Borrower's consent for the disclosure by the Bank of, information and data relating to the Borrower, of the Facilities availed of/to be availed by the Borrower, in discharge thereof.

(b) Accordingly, the Borrower hereby agrees and gives consent for the disclosure by Bank of all or any such:
   (i) information and data relating to the Borrower;
   (ii) the information of data relating to the Facilities/Financing Documents; and
   (iii) default, if any, committed by the Borrower, in discharge of the Borrower's obligations under the Facilities,

   as the Bank may deem appropriate and necessary, to disclose and furnish to Credit Information Companies ("**CIC**") and any other agency authorised in this behalf by Reserve Bank of India ("**RBI**") and/or to Information Utilities or any other person pursuant to the Insolvency and Bankruptcy Code, 2016; and/or to any other statutory or regulatory or law enforcement authority (including Court and/or Tribunals).

(c) The Borrower declares that the information and data furnished by the Borrower to the Bank are true and correct and hereby specifically agrees to promptly authenticate the 'financial information submitted by the Bank, as and when requested by the concerned Information Utility.

(d) The Borrower also undertakes that:
   (i) any CIC and any other agency so authorised may use, process the said information and data disclosed by the Bank in the manner as deemed fit by them; and
   (ii) ny CIC and any other agency so authorised may furnish for consideration, the processed information and data disclosed or products thereof prepared by them, to bank(s)/financial institution(s) and other credit grantors or registered users, as may be specified by the RBI in this behalf.

(e) The Borrower agrees, undertakes and authorizes the Bank to exchange, share or part with all the information, data or documents or other information as mentioned in this Clause 13.7 (e) and also the information relating to the conduct of the Borrower's accounts, credit history or repayment record, with other banks / financial institutions involved in the financing arrangement to the Borrower, whether under consortium or multiple banking or sole banking arrangement and also with the banks/ financial institutions intending to finance the Borrower, as the Bank may deem necessary or appropriate as may be required for use or processing of the said information / data by such banks/ financial institutions or furnishing of the processed information / data to other banks / financial institutions / credit providers and the Borrower shall not hold the Bank liable in any manner for use of such information.

(f) The Borrower agrees that in case the Borrower commits a default in payment or repayment of any amounts in respect of the Facilities, the Bank and/or RBI will have an unqualified right to disclose or publish the details of the default and the name of the Borrower, its directors, partners, as the case may be, as defaulters, in such manner and through such medium as the Bank or RBI in their absolute discretion may think fit.

13.8 Office of Foreign Assets Control (OFAC) Sanctions

(a) The Borrower acknowledges that the OFAC Sanctions may become applicable with respect to the Facilities and/or transactions thereunder, including to any documentary credits and/or guarantees issued and/or disbursements and/or payments made by the Bank pursuant to the Agreement. The OFAC Sanctions may pertain, inter alia, to the purpose and end use of the Facilities, goods manufactured in or originated from/through certain countries, shipment from/to/using certain countries, ports, vessels, liners and/or due to involvement of certain persons and entities (including correspondent banks). Consequently, disbursement, issuance, payment and/or processing under the Facilities by the Bank may become subjected to the OFAC Sanctions and the Bank shall have the unconditional right to refuse to process any transactions that violate/may violate any OFAC Sanctions, as it exists from time to time.

(b) The Borrower agrees to ensure that the transactions entered into pursuant to the Agreement do not violate any OFAC Sanctions and that no Persons, currently subject to any OFAC Sanctions, are involved in any transactions thereunder. The Borrower agrees that it shall not avail of the Facilities or use the proceeds of the Facilities in any transaction with, or for the purpose of financing the activities of, any Person currently subject to any OFAC Sanctions as aforesaid.

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(c) The Borrower shall indemnify and hold harmless the Bank and shall, immediately on demand, pay for / reimburse to the Bank for all losses and liabilities (including due to claims by a third party), incurred by the Bank as a result of any breach by the Borrower of its representations and undertakings contained herein pertaining to the OFAC Sanctions and/or due to any action taken by the Bank pursuant to the OFAC Sanctions.

13.9 Classification as Special Mention Account (SMA) and Non-Performing Asset (NPA)

(a) Borrower is aware that the RBI has issued a circular bearing no. RBI/2021-2022/125 DOR.STR.REC.68/21.04.048/2021-22 on *'Prudential Norms on Income Recognition, Asset Classification and Provisioning, pertaining to Advances – Clarifications'* dated 12-11-2021, and the Borrower agrees, undertakes and confirms that the Bank has brought the following clarifications to the notice of the Borrower and the Borrower confirms of having apprised of as follows:

(i) **Dues:** shall mean the principal / interest / any charges levied on the loan account which are payable within the period stipulated as per the terms of sanction of the credit facility.

(ii) **Overdue:** shall mean the principal / interest / any charges levied on the loan account which are payable, but have not been paid within the period stipulated as per the terms of sanction of the credit facility. In other words, any amount due to the bank under any credit facility is 'overdue' if it is not paid by the due date fixed by the bank.

(iii) **Relevance of the principle of 'First In First Out' (FIFO) in appropriation of payments into the Borrower's account:** The principle of FIFO i.e. 'First In, First Out' accounting method is relevant to arrive at the number of days overdue for determining the SMA/NPA status. The FIFO principle assumes that the oldest outstanding dues in the loan account needs to be cleared first. The FIFO method thus requires that what is due first must be paid by the Borrower first. For example, if in any loan account as on 01-02-2021, there are no overdues and an amount of INR X is due for payment towards principal instalment / interest / charges, any payment being credited on or after 01-02-2021 in the loan account will be used to pay off the dues outstanding on 01-02-2021.

Assuming that nothing is paid / or there is partial payment (INR Y) of dues during the month of February, the overdue as on 01-03-2021 will be INR X - INR Y.

Additionally, an amount of INR Z becomes due as on 01-03-2021. Now any payment partial payment into the account on or after 01-03-2021 will be first utilized to pay off the partial due of 01-02-2021 (INR X - INR Y). If there is more recovery than the INR X - INR Y, then after recovering dues of 01-02-2021, the remaining amount will be appropriated towards full or partial recovery, as the case may be, of dues of 01-03-2021 and so on and so forth.

(iv) **Age of oldest dues:**

The age of oldest dues is reckoned in days from the date on which the oldest payment is due and continues to remain unpaid. In the aforesaid illustration, if the dues relating to 01-02-2021 remain unpaid till 01-03-2021, the age of the oldest dues is reckoned as 29 days on 02-03-2021.

(b) **Classification as Special Mention Account (SMA) and Non-Performing Asset (NPA)**

Lending institutions will recognize the incipient stress in loan accounts, immediately on default, by classifying them as Special Mention Accounts (SMA). The basis of classification of SMA / NPA category shall be as follows:

Loans other than revolving facilities		Loans in the nature of cash credit / overdraft	
SMA Sub categories	Basis for classification – Principal or interest payment or any other amount wholly or partly overdue	SMA Sub-categories	Basis for classification – Outstanding balance remains continuously in excess of the sanctioned limit or drawing power, whichever is lower, for a period of:
SMA 0	Up to 30 days	NA	NA
SMA 1	More than 30 days and Up to 60 days	SMA 1	More than 30 days and Up to 60 days
SMA 2	More than 60 days and Up to 90 days	SMA 2	More than 60 days and Up to 90 days

(c) **Non-performing Asset:**

Non-Performing Asset (NPA) is a loan or an advance where:

(i) Interest and/or instalment of principal remains overdue for a period of more than 90 days in respect of a term loan,
(ii) The account remains 'out of order' as indicated below, in respect of an Overdraft / Cash Credit (OD / CC),
(iii) The bill remains overdue for a period of more than 90 days in the case of bills purchased and discounted,
(iv) The instalment of principal or interest thereon remains overdue for two crop seasons for short duration crops
(v) The instalment of principal or interest thereon remains overdue for one crop season for long duration crops.

(d) **'Out of Order' Status:**

An account shall be treated as 'out of order' if:

(i) The outstanding balance in the CC / OD account remains continuously in excess of the sanctioned limit / drawing power for 90 days, or

(ii) The outstanding balance in the CC / OD account is less than the sanctioned limit / drawing power but there are no credits continuously for 90 days, or the outstanding balance in the CC/OD account is less than the sanctioned limit / drawing power but credits are not enough to cover the interest debited during the previous 90 days period.

Illustrative movement of an account to SMA category to NPA category based on delay / non-payment of dues and subsequent upgradation to Standard category at day end process is provided in Schedule hereof.

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(e) The Borrower agrees and acknowledges that the manner of classification and illustrations of SMA and NPA as provided in sub-clauses (a) to (d) above are only one of the various manners in which the Bank is required to classify accounts as SMA / NPA as per the various applicable regulations and guidelines issued by RBI from time to time and:

(i) the same is liable to change / modification as per the requirements of the aforesaid regulations and guidelines. Any such change shall be intimated by the Bank to the Borrower from time to time and the Borrower agrees and acknowledges that such intimation shall accordingly modify the manner and illustrations provided herein without a need for further amendment to the Agreement or require specific acknowledgment of the Borrower; and

the Bank shall have the right to classify the account of the Borrower with the Bank as SMA / NPA as per the applicable regulations / guidelines issued by RBI from time to time even though the manner of classification and the illustrations thereof are not set forth in this Agreement or the Sanction Letters.

13.10 Entire Agreement

This Agreement shall supersede all prior discussions and representations between the Parties, save with respect to any terms and conditions contained in the Sanction Letter, which (i) are not expressly included in this Agreement; and/or (ii) are more stringent in comparison to the condition(s) contained in this Agreement, in which case such condition(s) in the Sanction Letter shall be binding on the Parties and shall also be deemed to be included in this Agreement by reference.

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SCHEDULE I

[*Note: The Schedule I to be suitably modified based on the capacity of the Borrower and the terms of the Sanction Letter. The terms which are not applicable to the Borrower should be marked as 'Not Applicable'.*]

Sr. No.	Title	Details
1.	Place of Execution	Gurgaon
2.	Date of the Agreement	16.06.2022
3.	Name and Address of the Borrower[1]	(b) In case the Borrower is a company: Yatra Online Limited, a company incorporated in India under the Companies Act, 1956, with corporate identification number U63040MH2005PLC158404 and having its registered office at B2/101, 1st Floor Marathon Innova, Marathon Innova Building, Marathon Nextgen Complex, B Wing, G Kadam Marg, Opposite Peninsula Corporate Park, Lower Parel West, Mumbai - 400013, which expression shall unless repugnant to the context or meaning thereof be deemed to include its successors and permitted assigns. • Designation: Chief Financial Officer • E-mail : anuj.sethi@yatra.com •
4.	Name and address of the Branch of the Bank/Lending Office	Axis Bank Ltd. First Floor, Dss No 77, HUDA Market Sector 40, Gurgaon, Haryana 122003
5.	Overall Limit & Details of the Facility Products & Currency	**A. Overall Limit** : Rs.30,00,00,000.00 (Rupees Thirty Crore only) **B. Details of Facilities / Break-Up of Overall Limit:** Working Capital Product Type: Bill Discounting (Bills); Amount (Rs. in Crore): 30.00; Limits /Sub-Limit / Inter-changeability details: Main Limit; Impost/Commission: Interest; Due Date/On Demand: Due Date; Frequency: --
6.	Sanction Letter	Reference no. AXISB/WBG/North/MNC/NEG/2022-23/011, dated June 13, 2022 and any modifications thereof
7.	Nature of the Facilities	Working Capital Loan
8.	Purpose of the Facilities	To meet the working capital requirements
9.	Conditions Precedent to First Disbursement	The Borrower shall complete all documentation, to the satisfaction of the Bank.
10.	Tenure of the Facilities	Facility Product Type: Bills Discounting; Tenure / Usance Period: Maximum up to 60 days.
11.	Interest Rate and Interest Reset & Commission	Facility Product Type: Bills Discounting; Interest Rate: 3M MCLR + 1.0% for actual no. Of days, to be paid upfront.; Interest Reset Date: Interest is to be reset at 3 months intervals**; Commission: As per Bill or as per Bank's Standard charges ** In case of the Rupee Loan, the rate of Interest to be linked to MCLR on the date of first disbursement and reset at intervals equivalent to tenure of the MCLR
12.	Margin	10%
13.	A) Interest Payment Date	Facility Product Type: Bills Discounting; Interest Payment Date: Monthly
	(B) Periodicity of Interest Compounding	Monthly.
14.	Default Rate	14. A : Default Rate for delay in creation of Security ; As per Sanction Letter having Ref. No. : AXISB/WBG/North/MNC/NEG/2022-23/011, dated June 13, 2022 and any modifications thereof. 14. B : Default Rate for breach of following conditions: As per Sanction Letter having Ref. No. : AXISB/WBG/North/MNC/NEG/2022-23/011, dated June 13, 2022 and any modifications thereof. 14. C: Default Rate for breach of all other conditions (excluding 14. A and 14. B above): As per Sanction Letter having Ref. No. : AXISB/WBG/North/MNC/NEG/2022-23/011, dated June 13, 2022 and any modifications thereof..
15.	Prepayment Charges and other terms applicable in relation to prepayment of the Loan	NOT APPLICABLE
16	Fees / Charges	**16.A** Upfront / Processing Fees: As per Sanction Letter having Ref. No. : AXISB/WBG/North/MNC/NEG/2022-23/011, dated June 13, 2022 and any modifications thereof. **16. B** Other Charges / Fees : As per Sanction Letter having Ref. No. : AXISB/WBG/North/MNC/NEG/2022-23/011, dated June 13, 2022 and any modifications thereof.
17.	Repayment	The exact due dates for repayment of the principal/interest, if applicable, shall be in accordance with the communication issued by the Bank to the Borrower immediately upon first disbursement.

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[1] To be suitably modified based on the capacity of the Borrower

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Sr. No.	Title	Details			
18.	Details of the Security, including the ranking and timelines for creation of Security	S. No.	Security	Ranking	Time period
		(a)	Charge on Receivables under Bills Discounted	Exclusive	Upfront
		(b)	Hypothecation of Entire Current assets and Movable Fixed Assets of the Borrower, both present and future.	First Pari Passu	30 days from first disbursement.
19.	Security Undertakings	As per Sanction Letter having Ref. No. : AXISB/WBG/North/MNC/NEG/2022-23/011, dated June 13, 2022 and any modifications thereof.			
20.	Financial Covenants	As per Sanction Letter having Ref. No. : AXISB/WBG/North/MNC/NEG/2022-23/011, dated June 13, 2022 and any modifications thereof.			
21.	Commitment Fees	[Not Applicable]			
22.	Drawdown Schedule	As per Sanction Letter having Ref. No. : AXISB/WBG/North/MNC/NEG/2022-23/011, dated June 13, 2022 and any modifications thereof.			
23.	Availability Period	As per Sanction Letter having Ref. No. : AXISB/WBG/North/MNC/NEG/2022-23/011, dated June 13, 2022 and any modifications thereof.			
24.	Restricted Payments & Conditions	As per Sanction Letter having Ref. No. : AXISB/WBG/North/MNC/NEG/2022-23/011, dated June 13, 2022 and any modifications thereof.			
25.	Minimum Insurance Cover	As per Sanction Letter having Ref. No. : AXISB/WBG/North/MNC/NEG/2022-23/011, dated June 13, 2022 and any modifications thereof.			
26.	Time Period for Utilization Certificate	As per Sanction Letter having Ref. No. : AXISB/WBG/North/MNC/NEG/2022-23/011, dated June 13, 2022 and any modifications thereof.			
27.	Jurisdiction for Borrower**	**Courts/Tribunals in Delhi.**			

Note : Jurisdiction For **Borrower** (i) If under Sr. No 1 above, 'Place of Execution' is within **North Zone** : Courts/Tribunals in Delhi; (ii) If under Sr. No 1 above, 'Place of Execution' is within **South Zone** : Courts/Tribunals in Chennai or Hyderabad or Bangalore; (iii) If under Sr. No 1 above, 'Place of Execution' is within **East Zone** : Courts/Tribunals in Kolkata; & (iv) If under Sr. No 1 above, 'Place of Execution' is within West Zone : Courts/Tribunals in **Mumbai

Illustrative movement of an account to SMA category to NPA category based on delay / non-payment of dues and subsequent upgradation to Standard category at day end process is provided:

Due date of payment	Payment date	Payment covers	Age of oldest dues in days	SMA /NPA categorisation	SMA since date / SMA class date	NPA categorization	NPA Date
01.01.2022	01.01.2022	Entire dues upto 01.01.2022	0	NIL	NA	NA	NA
01.02.2022	01.02.2022	Partly paid dues of 01.02.2022	1	SMA-0	01.02.2022	NA	NA
01.02.2022	02.02.2022	Partly paid dues of 01.02.2022	2	SMA-0	01.02.2022	NA	NA
01.03.2022		Dues of 01.02.2022 not fully paid 01.03.2022 is also due at EOD 01.03.2022	29	SMA-0	01.02.2022	NA	NA
		Dues of 01.02.2022 fully paid, Due for 01.03.2022 is not paid at EOD 01.03.2022	1	SMA-0	01.03.2022	NA	NA
		No payment of full dues of 01.02.2022 and 01.03.2022 at EOD 03.03.2022	31	SMA-1	01.02.2022/ 03.03.2022	NA	NA
		Dues of 01.02.2022 fully paid, due for 01.03.2022 not fully paid at EOD 01.03.2022	1	SMA-0	01.03.2022	NA	NA
01.04.2022		No payment of dues of 01.02.2022, 01.03.2022 and amount dues on 01.04.2022 at EOD 01.04.2022	60	SMA-1	01.02.2022/ 02.04.2022	NA	NA
		No payment of dues of 01.02.2022 till 01.04.2022 at EOD02.04.2022	61	SMA 2	01.02.2022 / 02.04.2022	NA	NA
01.05.2022		No payment of dues of 01.02.2022 till 01.05.2022 at EOD 01.05.2022	90	SMA 2	01.02.2022 / 02.04.2022	NA	NA
		No payment of dues of 01.02.2022 till 01.05.2022 at EOD 02.05.2022	91	NPA	NA	NA	02.05.2022

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01.06.2022	01.06.2022	Fully paid dues of 01.02.2022 at EOD 01.06.2022	93	NPA	NA	NPA	02.05.2022
01.07.2022	01.07.2022	Paid entire dues of 01.03.2022 & 01.04.2022 at EOD 01.07.2022	62	NPA	NA	NPA	02.05.2022
01.08.2022	01.08.2022	Paid entire dues of 01.05.2022 & 01.06.2022 at EOD 01.08.2022	32	NPA	NA	NPA	02.05.2022
01.09.2022	01.09.2022	Paid entire dues of 01.07.2022 & 01.08.2022 at EOD 01.09.2022	1	NPA	NA	NPA	02.05.2022
01.10.2022	01.10.2022	Paid entire dues of 01.09.2022 & 01.10.2022	0	Standard Account with No Overdues	NA	NA	STD from 01.10.2022

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SCHEDULE II

ADDITIONAL PROVISIONS RELATING TO SPECIFIC FACILITY PRODUCTS

ADDITIONAL PROVISIONS RELATING TO BILLS FACILITIES

Definitions

In this Part, unless there is anything repugnant to the subject or context thereof, the expressions listed below shall have the following meanings viz.:

"**Documents of Title**" means any or each of railway receipts, shipping documents, bills of lading, airway bills, motor transport receipts / lorry receipts or receipt notes, take delivery notes, receipted challans or inspection notes, multimodal transport receipts, combined transport documents or any other documents of title or any combination thereof evidencing title to the Goods, as the context may permit or require.

"**FEDAI**" means Foreign Exchange Dealers Association of India.

"**Goods**" means the relevant goods in respect of payment for which Bills of Exchange was drawn and accepted.

"**Supplier**" means the supplier(s) of Goods.

"**Usance Bills**" means the bills of exchange which provides for payment by the Bank on maturity as per the terms of the bills of exchange.

Facilities in the nature of Purchase/Discounting/Negotiation of Bills

The Bank may grant to the Borrower facilities by way of discounting / purchasing / negotiation (the "**Bills Facilities**") from time to time, of cheques / bills of exchange / hundies / sight drafts and / or other negotiable instruments whether inland and / or foreign and whether clean, documentary, usance and / or demand (all of which are hereinafter referred to as "**the Bills**", which expression shall, as the context may permit or require, mean any or each of such Bills), with or without Documents of Title, upto the Limits specified in Sr. No. 19 of the Schedule I, at any one time. All amounts paid by the Bank under the Bills Facilities shall be treated as advances made to the Borrower by the Bank and may be debited to the Facilities Account or any other account as permitted by the Bank ("**Drawal Account**").

Borrower's Obligations

The bills of exchange that may be negotiated and/or discounted by the Bank as aforesaid shall be promptly paid to the Bank together with all interest, costs, charges, commission, expenses and all other sums due and payable thereon by the drawee(s) thereof (collectively the "**Amounts**"). The Borrower hereby agrees that in the event of non-payment of the Amounts for any reason whatsoever by the drawee(s), the same shall be duly paid by the Borrower to the Bank on demand and shall carry additional interest as may be stipulated by the Bank from time to time.

The Borrower hereby authorizes the Bank to debit the Drawal Account or any other account of the Borrower with the Bank to the extent of the Amount without serving a notice of dishonour or non- payment of the said bills of exchange and/or Amounts thereunder on the Borrower.

In the event of default by the drawee(s) to make payment to the Bank or in case of breach or non-performance or non-observance of the obligations on the part of the drawee(s) of the bills of exchange, the Borrower hereby irrevocably and unconditionally agrees and undertakes to indemnify and keep indemnified the Bank against all losses, costs, charges, claims and expenses together with all legal charges (on actual basis) occasioned to the Bank from time to time.

The bills of exchange constitute genuine trade transaction.

The bills of exchange discounted through the Bank have not been discounted through any other banks/financial institutions.

Terms applicable to Bills generally

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The following terms shall be applicable to Bills, whether drawn by the Borrower on the Suppliers and accepted by

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the Suppliers or drawn by the Suppliers on the Borrower and accepted by the Borrower:

It shall be the sole discretion of the Bank whether or not to purchase / negotiate / discount any Bill which may be lodged with the Bank even though the respective Limits granted to the Borrower in respect of the Bills Facilities is available, nor shall it be obligatory on the Bank to assign any reason for its refusal to purchase / discount / negotiate a particular Bill;

The Bank shall, at its sole and absolute discretion, discount the Usance Bills with usance ordinarily not exceeding 180 days for an amount, at any time, not exceeding the Limits under the respective Bills Facilities;

The Bills shall be discounted by the Bank at the rate indicated in the Sanction Letter or such other rate as may be indicated by the Bank for the period of Usance;

The Borrower, unless agreed to by the Bank, shall not collect upcountry or local Bills through other banks;

Where Bills are not honoured and paid at their maturity or paid short on maturity, the Borrower shall pay to the Bank, on such amount outstanding, Default Interest.

In the event of default in payment of the outstanding amount, the Borrower shall be liable to pay Default Interest.

The liability of the Borrower to the Bank under the Financing Documents shall be independent of the liability of the drawee or acceptor of the Bills and the Bank's rights against the Borrower shall not be prejudiced or affected by inaction on the part of the Bank in initiating proceeding for recovery of the monies from the drawee / acceptor endorser thereof nor due to failure of the foreign correspondent banks or agents appointed by the Bank in prompt presentment or in noting and protesting the Bills on dishonour thereof or any act which may prejudice the Borrower's rights against the drawee or acceptor endorser nor shall the Bank be obliged to give any notice of dishonour by the drawee / acceptor to the Borrower, which notice stands expressly waived by the Borrower.

The Borrower shall indemnify the Bank and keep the Bank harmless and indemnified at all times against all losses, damages, actions, costs, charges or expenses which may be made against or sustained or incurred by the Bank and whether paid by the Bank or not as a result of or in consequence of the Bank having agreed to purchase / negotiate / discount the Bills as also as a result of or in consequence of the Bank, through any of its offices or correspondents in India and elsewhere, guaranteeing any irregularities or discrepancies that may be existing in the documents relating to the Bills in connection therewith.

The Bank shall be entitled to charge:

a. Service charges at the rates prescribed by the Bank, from time to time, and out-of-pocket expenses such as telex, telephone registration and postal charges etc;

b. Additional interest at such rate as may be determined by the Bank from time to time from the Due Date of payment and in case of returned bills of exchange from the Due Date to the date of reimbursement; provided always the Bank at its discretion shall be entitled to revise the aforesaid charges from time to time;

c. That where at the request of the Borrower the Bank has agreed to include in the Bills Facilities credit sales made by the Borrower to the customers of the Borrower whereby finished goods are directly sent to the customers at their request and copies of the relative invoices with or without receipted challans or accepted delivery notes, receipt notes, inspection notes, are tendered by the Borrower to the Bank as evidencing dispatch of finished goods and where under such circumstances or any other circumstances the Borrower receives payment of the bills of exchange, the Borrower shall immediately deposit the proceeds of the bills of exchange and the sale proceeds of the goods covered by invoices directly received by the Borrower or the agents of the Borrower whether in cash or by cheque or by any other mode of payment in the Drawal Accounts with the Bank towards payment of the outstandings in respect of the advances granted on the evidence of such invoices;

d. The Bank shall have first and paramount lien on the bills of exchange and the moneys received thereunder and the goods in course of transit covered by the Documents of Title to Goods or other documents which purport

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to represent rights of title to Goods accompanying the bills of exchange shall remain pledged to the Bank and irrespective of the rights of the Bank as pledgees of such goods in case of any dispute, the Bank shall also have the banker's lien on all bills of exchange, goods securities, documents and moneys belonging or purporting to belong to the Borrower for all moneys, claims and demands due or to become due from the Borrower to the Bank.

Additional Provisions relating to Bills drawn by the Borrower

In respect of advances granted by the Bank to the Borrower by way of purchase / negotiation / discounting of clean / documentary / demand / usance Bills drawn by the Borrower on its various customers and expressed in foreign currency or Indian rupees and whether under letter(s) of credit or otherwise, the Borrower shall further agree, confirm and undertake as follows:

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The Bills shall bear necessary adequate stamp duty before purchase / negotiation / discounting and shall be drawn by the Borrower in conformity with the proforma prescribed under the relevant scheme / regulations of RBI or any other scheme / regulation in operation from time to time or acceptable to the Bank, indicating on the face thereon the description and quantity of Goods sold and the number and date of the carrier's receipt and any other details as may be required by the Bank;

The Bills pertaining to supplies made to Government departments and quasi-Government bodies as well as statutory corporations and Government companies shall be drawn in conformity with the proforma prescribed under the Reserve Bank of India Scheme;

Where such Bills are accepted by the Bank for purchase / negotiation / discounting, the same shall be accompanied by appropriate Documents of Title;

The Borrower declares that the Bills shall not be drawn on any of the Borrower's branches nor on any firm or other Person in which the Borrower has any proprietory, partnership or other interest or any of the Affiliates of the Borrower and that if on any occasion(s) that the Bank, at its sole discretion, accepts such Bills for purchasing / discounting / negotiation, the same shall not be deemed as the Bank having agreed to accept thereafter other Bills of such nature;

The Borrower shall confirm that all Bills and documents tendered / submitted by the Borrower to the Bank represent genuine sales transactions covering movement of Goods represented by the Documents of Title accompanying such Bills and that the amounts of such Bills truly represent the value of the Goods so transported / shipped and that every such Bill tendered by the Borrower to the Bank is in respect of execution of definite orders received by the Borrower. Even where the Bank at its discretion waives the submission of such documents of evidence of transport of Goods sold, the Borrower shall confirm that the Bills represent genuine sale of Goods;

In case of Usance Bills, the Documents of Title will be delivered to the drawees only after the Bills are accepted by the drawees. The Bank shall, in its sole discretion, be entitled to accept payment of Bills before maturity from the drawees thereof by allowing such discount / deduction in consideration of such premature payment. Such Bills shall be accompanied by appropriate Documents of Title together with relative original invoices. The Borrower shall ensure that such Bills are accepted by the drawees on presentation and retired on Due Dates. In the event of the Bills remaining unacccepted on presentation or unpaid on Due Dates thereof, the Bank shall be entitled to recover the amount of such Bills along with Default Interest, at its discretion, can debit such amount and other incidental charges to the Drawal Account or otherwise;

The Borrower confirms that the Bank is entitled to treat every Documents of Title handed in by the Borrower as genuine without any further inquiry and the Borrower agrees to indemnify and keep the Bank indemnified against any loss caused to the Bank by reason of the Documents of Title subsequently turning out to be forged and not genuine and also against any loss caused to the Bank by the mis-delivery or wrong delivery by the railway, port, airways and postal authorities of the securities, documents and goods comprised in the Documents of Title for any reason whatsoever;

The Borrower confirms that the delivery of the Documents of Title to Goods by the Bank to the drawees or acceptors shall not prejudice the rights of the Bank on any of such Bills, in case of dishonour, nor shall any recourse taken thereon affect the Bank's title to such Documents of Title to Goods to the extent of the Borrower's liability to the Bank under the Bills and that, notwithstanding any change by death, retirement, insolvency, dissolution or bankruptcy of the Borrower, the powers and authorities hereby given are to hold good as against the Borrower till all the amounts due under the Financing Documents are repaid / paid in full. It is also agreed that the Bank shall not be responsible for the default of any agent, broker or auctioneer employed by it for any purpose;

Where the Bills accepted for collection are drawn on Central/State Government Departments/Agencies and/or Public Sector Undertakings and/or Railways and/or other parties and/or Borrower's customers accompanied by Documents of Title and in cases where the Documents of Title have been forwarded direct to the concerned drawees /consignees, and the Bills are offered by the Borrower to the Bank for collection and where the Bank, in its sole discretion, agrees to extend the Bills Facilities for such Bills, the Borrower shall deposit with the Bank copies or the relevant Documents of Title along with the Bills signed by the Borrower and invoices evidencing despatch of Goods to the parties mentioned therein;

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Where at the request of the Borrower, the Bank agrees to purchase / negotiate / discount Bills in respect of sales made by the Borrower to its customers, whereby finished Goods are directly sent to the customers at customers' requests and copies of the relative invoices with or without receipted challans or accepted delivery notes, receipt notes, inspection notes are tendered by the Borrower to the Bank as evidencing despatch of finished Goods alongwith the accepted Bills and where under such circumstances or any other circumstances the Borrower receive(s) payment of the Bills directly from the drawees of such Bills, the Borrower shall immediately deposit the proceeds of the Bills and the sale proceeds of the Goods covered by such Bills, directly received by the Borrower or the agent(s) of the Borrower, whether in cash or by cheques or by any other mode of payment, towards repayment / payment of all outstandings in respect of the advances granted by the Bank.

The Bank shall be at liberty not to accept cheques drawn on local banks from the drawees in payment of Bills drawn on them, unless such cheques are tendered at the Bank before clearing hours on Due Dates. In the event of cheques being received late after clearing hours on Due Dates, the Bank may treat such Bills as unpaid and may debit the amounts thereof to the Drawal Account of the Borrower on Due Dates;

The Bank may, at its option but at the cost, risk and responsibility of the Borrower, appoint an agent (including agent / bank) for collection;

The Borrower agrees that the Bank and the agents shall be exempt from all liabilities for any loss or damages caused to the Borrower arising from any telegraphic or cable error, irregularity, delay, mistake, omission or misinterpretation, or otherwise howsoever;

The Bank or the agent may, at its or agent's option:

send the Bills for collection or payment or discount on Borrower's account at Borrower's entire costs, risk and responsibility either by registered post with acknowledgement due or registered post or ordinary post or by any courier service, as is decided by the Bank or the agent, as the case may be, in its discretion to any of its own offices or to any of the scheduled banks (reference being to Schedule II of the Reserve Bank of India Act, 1934) or other commercial bank and/or co-operative bank or to another agent or directly to the drawees / acceptor, at the Borrower's risk and responsibility as to the losses, if any, of the Bills or the proceeds of the Bills due to any cause whatsoever and the Borrower shall hold the Bank harmless and indemnified from and against all consequences that may arise from its doing so and from and against all losses, charges and expenses in sending the Bills;

receive in exchange for Bills or other mandates, for payment in lieu of cash. Should the Bank or the agent receive, in exchange, for such Bills payment by another instrument which the Bank or the agent cannot conveniently collect through normal channels, it is clearly understood that such instruments may be collected in any manner and through any agency including despatch to the drawee himself at the entire risk and responsibility of the Borrower;

The receipt by the Bank or its agents of the Bills or other mandates for payment as above and the loss / delay, mutilation or dishonour thereof and / or other securities of any description, is not to prejudice the Bank's rights against the Borrower on any Bills returned unpaid by reason of non-acceptance or non-payment, as the case may be, nor shall any proceeding taken thereon or the Bank's granting time or entering into any arrangements with any parties to such Bills prejudice or affect the Bank's absolute recourse to the Borrower under the arrangement and the Borrower consents to the Bank so granting time or entering into such arrangement;

The Borrower confirms that, as between them and the Bank, the Bills shall be deemed to be paid, realized or collected only on the amount thereof being received by the concerned branch / office of the Bank and, until then, the same and any money, cheques, bank drafts or mandates for payment received in respect thereof shall be at the risk of the Borrower in all respects, and that the liability of the Borrower in respect of any Bills will cease only on the amount thereof coming into the Drawal Account;

The Borrower shall furnish to the Bank, in advance, a list of local parties on whom the Borrower intends to draw Usance Bills for prior approval of the Bank; such Bills shall be accompanied by copies of invoices bearing acknowledgments of the purchasers in token of their having received the Goods and shall be offered for discount only after acceptance of Bills by the drawees and the Bills will not be collected by the Borrower through other banks;

The Borrower:

confirms and assures the Bank that the Bills that may be negotiated / discounted / purchased by the Bank will be

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promptly paid together with interest, costs (including those as between attorney and client), charges and expenses, if any, due thereon by the drawees thereof and, on default in payment thereof by the drawee for whatever reason or in the case of an advance against Documents of Title without Bills attached thereto, the Borrower irrevocably and unconditionally shall make good to the Bank, on demand, all losses occasioned to the Bank by reason of non-payment of the amount of the Bills or breach or non-observance of the obligations on the part of the drawees of the Bills;

further agrees irrevocably and unconditionally, that in the event of the non-payment, or payment of a reduced amount of the amounts due on the Bills, together with interest, costs (including those as between Attorney and Client), charges and expenses as aforesaid, to make payment thereof, or shortfall thereof, as the case may be, to the Bank on demand with Default Interest and the Bank, at its discretion, can debit such amount and other incidental charges to the Facilities Account or any other account with the Bank with all such monies as the Borrower may be liable to pay in respect thereof.

Where the drawees return unpaid the Bills to the Bank or to the Borrower directly, in which case the Borrower shall immediately, on receipt thereof, return the Bills together with Documents of Title to the Bank, and the Bank's receipt thereof shall be without prejudice to the right of recovery by the Bank from the Borrower of the amounts covered by the Bills together with Default Interest together with costs, charges, expenses and monies whatsoever stipulated in or payable under the Financing Documents;

In case of loss of Goods insured at any time, the Borrower authorizes the Bank to realize the policy or policies and charge the same and apply the proceeds in the like manner as upon a sale of Goods;

Notwithstanding any of the provisions of the Indian Contract Act, 1872 or any other law in respect of advances against accepted Usance Bill, where the Bills are drawn by the Borrower and accepted by the drawees, the Borrower agrees that the subsequent credit to the Drawal Account, unless specifically apportioned by the Borrower or the Bank to the discharge of a particular Bill, will not discharge the debt represented by such Bills;

Additional Terms applicable to Foreign Bills drawn by the Borrower:

In case of Foreign Bills, the Borrower agrees that for the purpose of granting the Bills Facilities, the Bank may convert the amount of the relative Bill into local currency at a notional rate of conversion as the Bank may, in the Bank's absolute discretion, decide. The exchange risk till the date of realisation on such Bill will be borne by the Borrower. Upon realisation of the foreign currency proceeds, the foreign currency amount received will be converted into rupees at the prevailing spot Telegraphic Transfer buying rate on the date of realisation and the net surplus proceeds, if any, after adjustment of the advance and the Bank's other charges will be paid to the Borrower. In case, however, the Borrower has booked a forward contract in respect of any such Foreign Bill, the rate for conversion purpose shall be the exchange rate at which the forward contract may have been made by the Borrower;

The Borrower shall be bound by the rules prescribed by the FEDAI with respect to advances in respect of Foreign Bills as also any other laws, rules or regulations applicable thereto which may be in force at the relevant time. The Bank will not be liable to grant any such advance unless the Borrower certifies and satisfies the Bank that all relevant exchange control regulations and any other regulations, such as those relating to export, have been duly complied with. The Bank shall not be responsible for any loss of documents handed over to the Bank by the Borrower for the purpose of availing of such advance, whether during transit or subsequently, and any party employed by the Bank for the purpose of forwarding the documents or presentation thereof shall be deemed to be agent of the Borrower. If the Bank is unable to realise the amount of any Foreign Bill by reason of such loss, the Borrower agrees and undertakes to repay the amount of the relative advance with Default Interest, to the Bank forthwith on demand and without demur. The Borrower further agrees that if by reason of any governmental or other action in the country of the buyer of the Goods, the buyer of the Goods is prevented from making payment of the amount of the Bill drawn by the Borrower on the buyer and accepted, the Borrower shall, upon receipt of intimation in that behalf from the Bank and a demand for payment, forthwith make payment to the Bank of the amount of the advance together with Default Interest, without demur. In case of failure by the Borrower to pay the amount demanded, the Borrower irrevocably authorise the Bank to recover the same by debit to the Facilities Account or any other account(s) of the Borrower;

In the case of Foreign Bills, such Bills shall be purchased / negotiated / discounted at such Bills buying rate quoted by the Bank at the time of purchase / negotiation / discounting and interest on the rupee portion thereof for the Usance period, if any, as well as for the transit period and grace period for maturity, wherever applicable, as may be prescribed by competent authority or the Bank, shall be recoverable by the Bank from the Borrower simultaneously while paying the amount of such Bills. If the Bills are for any reason not realized on or before the notional Due Date, calculated on the basis of usance and transit period, as aforesaid, then the recovery of

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the amount of such Bills from the Borrower shall be kept pending for a further grace period of 30 days from the notional Due Date. If the Bills are realized within the aforesaid grace period of 30 days, Default Interest for the overdue period shall be recovered from and paid by the Borrower;

If for any reason the Foreign Bills are not realized on or before the expiry of the grace period of 30 days mentioned above, then the purchase transaction of such Bills shall be treated as cancelled vis-a-vis the Borrower without affecting the Bank's rights as holders in due course of the Bills against the drawees and drawer and the rupee value of such Bills on the 30th day of the grace period, at the prevailing Telegraphic Transfer selling rate, shall be calculated and recovered from the Borrower with Default Interest. The difference, if any, between the earlier amount on the date of purchase / negotiation and as calculated above shall be added or deducted, as the case may be, while recovering the amount from the Borrower;

All amounts due from the Borrower to the Bank at the end of the grace period of 30 days shall be treated as an advance by the Bank repayable by the Borrower on demand together with Default Interest;

Where any Foreign Bill drawn under a Letter of Credit (LC) is negotiated by the Bank at the request of the Borrower, it is agreed that, in case of discrepancies pointed out at the time of negotiation or discrepancies of whatsoever nature claimed by the LC issuing bank, all payments made by the Bank to the Borrower shall be treated as "payment made under reserve" and the Bank shall be entitled to reverse the entries and claim payment from the Borrower of all such sums paid together with Default Interest, if such Bills are returned / dishonoured / unpaid from the LC issuing bank and the Borrower agrees to pay all such sums to the Bank forthwith on demand together with Default Interest;

In case of Foreign Bills discounted /negotiated by the Bank at the request of the Borrower, the exchange risk will be borne by the Borrower in terms of guidelines of FEDAI, Reserve Bank of India, Exchange Control or any other statutory body, or as mutually agreed between us and the Bank.

Additional Provisions relating to Bills drawn on the Borrower

In respect of advances granted by the Bank to the Borrower by way of purchase / negotiation / discounting of Usance Bills drawn on the Borrower by its Suppliers, the Borrower shall further agree, confirm and undertake as follows:

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The Borrower shall lodge with the Bank such Usance Bills together with the original and / or copies of invoices and the receipted delivery challans evidencing the supply to the Borrower of the Goods by the Suppliers;

The Borrower shall declare and confirm that the amounts represented by the Usance Bills drawn on the Borrower by the Suppliers will be due and owing by the Borrower to the Suppliers and that the Goods represented by the invoices accompanying the Usance Bills have been duly ordered and received by the Borrower and that the amounts of such Usance Bills will be paid by the Borrower to the Bank at maturity;

The Borrower shall declare and confirm that on the Bank discounting the Usance Bills, the Bank will have good title thereto and will be entitled to have the Bills rediscounted with RBI, Discount and Finance House of India Limited, any scheduled commercial bank(s) or any other approved financial institution or otherwise deal with the Usance Bills as the holder thereof;

The Borrower agrees and confirms that on the acceptance of the Usance Bills by the Borrower and the same being discounted by the Bank, the proceeds thereof shall be paid by the Bank to the Suppliers by means of banker's cheque or by any other means as may be deemed fit by the Bank;

The amount of discount / commission / exchange, at the same rate as applicable to the discounting of drawer bill or such other rate as may be decided by the Bank, as the case may be, will be recovered by the Bank by debit to the Facilities Account of the Borrower at the front end i.e., at the time of discounting the Bills;

The Borrower further confirms that the Borrower shall be irrevocably, absolutely and unconditionally liable to pay to the Bank the amounts of the Usance Bills discounted with the Bank at the maturity of such Usance Bills and that the Borrower shall continue to be so liable notwithstanding any claim, right, dispute or litigation arising or which may arise between the Borrower and the Suppliers / drawers in respect of their contracts or Goods supplied. Although the amount of the Bills is payable by the Borrower at maturity of the Bills, the Borrower shall provide adequate funds in the Facilities Account to enable the Bank to recover the maturity amount by debiting to the said account in the event of non-payment thereof by the Borrower on the Due Date on maturity;

The Bank shall not be responsible for any loss or damages or deterioration caused to Goods, movables and other assets in course of transit covered by the Bills and accepted by the Bank as security or for loss of the Goods, movables and other assets or for delayed delivery, short delivery or wrong delivery of Goods, movables and other assets, or for delayed or non-presentation or wrong presentation of the Bills to paying authorities or drawees for any reason whatsoever, and, in case, the Bills are sent for collection to other bank(s) or drawee(s) / customer(s), the Bank shall not be responsible for the non-receipt by it of the remittance representing the proceeds of the Bills and the relative Bills will be collected entirely at the Borrower's risk and responsibility. The Borrower shall bear the costs, charges and expenses incurred by the collecting bank or bankers in this behalf and shall pay the Bank such costs, charges and expenses;

The Bank shall have first and paramount lien on the Bills and the monies received thereunder and the Goods in course of transit, covered by the Documents of Title or other documents which purport to represent rights of title to Goods accompanying the Bills, shall remain pledged to the Bank and, in addition to its rights as a pledgee of such Goods, in case of any dispute, the Bank shall also have the banker's lien on all Bills, Goods, securities, documents and monies belonging or purporting to belong to the Borrower for all monies, claims and demands due or to become due from the Borrower to the Bank;

On the happening of any of the Event of Default, the Bank shall be entitled, without prejudice to any of its other rights contained in the Agreement, or under law and without notice to the Borrower (which the Borrower expressly waives), to sell the Goods underlying the Bills, whether before or after their arrival, and other securities (if any) either by public auction or tender or by private contract and subject to such conditions as the Bank may deem fit to impose, or otherwise dispose of or deal with the Goods or any part thereof and / or with the relative Documents of Title to Goods in any manner whatsoever, without being bound to exercise any of these powers or liable for any loss in the exercise or non-exercise thereof. The proceeds realised from sale of the Goods and / or the other securities or transfer of any Documents of Title, remaining, after deducting therefrom the costs and expense of and incidental to such sale or transfer, shall be applied in or towards payment or satisfaction of the amount(s) due to the Bank in respect of any amounts advanced by the Bank under the Bills Facilities to the Borrower, and interest thereon and all costs, charges and expenses as hereinabove mentioned. The Borrower shall accept the Bank's account of sale or realisation as conclusive evidence, both in and out of court, as to the amount(s) realised and expenses incurred, and shall pay forthwith any shortfall or deficiency remaining after such application. The Bank shall not be liable to the Borrower for any loss which may occur pending sale or disposal of the Goods and / or Documents of Title to the Goods, whether by reason of theft, damage, deterioration or decay of the Goods or depreciation in the value thereof or otherwise whatsoever be the cause;

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Balance amounts due at the foot of the Borrower's account with the Bank and any surplus remaining after satisfaction of the dues of the Bank under the Bills Facilities shall remain as a continuing security for all the Borrower's indebtedness or liability under any other account whatsoever (other than the Bills Facilities) held either alone or jointly with any other person or persons and for the ultimate balance due to the Bank at any of the branches of the Bank under any such account and any further surplus left thereafter shall be paid to the Borrower as the Borrower directs;

The Borrower undertakes and agrees to sign, execute and deliver to the Bank, from time to time on demand made by the Bank, such further or other deeds, documents and writings and do all such acts, matters and things, as may be required by the Bank, for better perfecting the title of the Bank to the Goods and the Documents of Title so as to render the same readily saleable or transferable by the Bank to any purchaser(s) at all time.

IN WITNESS WHEREOF the Borrower has caused this Agreement to be executed on the day, month and year first herein above written, and the Bank has caused this Agreement to be executed by the hand of its authorised officer as hereinafter appearing:[2]

In case the Borrower is a company:

Authorised Signatory Signature **Authorised Signatory Initial**

[Note: Both the signature and the initials to be obtained on this page]

SIGNED AND DELIVERED by the duly authorised signatory of **AXIS BANK LIMITED**

[2] The signing clause to be suitably modified based on the capacity of the Borrower